November 12, 2002

407

Greenlight Film and Television Inc.
124 Merton Street
Suite 407
Toronto, Ontario
M4S 2Z2

Attn: Gary Housen - President

LEASE RENEWAL AGREEMENT

BETWEEN

YONGE/MERTON DEVELOPMENTS LTD.

AND

GREENLIGHT FILM AND TELEVISION INC.
124 MERTON STREET, SUITE 407, TORONTO

Dear Mr. Housen:

Further to my discussion with Ms. Barbara Sacks regarding the lease renewal on the above noted premises, I have outlined below the Landlord's proposal to renew your lease, which expires on December 31, 2002.

Leased Premises: 124 Merton Street, Suite 407
Toronto, Ont. M4S 2Z2
Net Leasable Area: 1,875.00 Sq. Ft.

Term: 3 Years
Commencing January 1, 2003
Terminating December 31, 2006

Annual Rent: The annual rent payable by the Tenant for:

Year 1	$13,125.00
Through 3	$ 7.00 per Sq. Ft. plus GST
	$ 1,093.75 per month plus GST

Rental Summary: Year 1 Rental Summary

Rent:	$1,093.75
Realty Tax:	$ 937.50
CAM:	$1,093.75
Parking:	$ 225.00
Sub Total:	$3,350.00
GST:	$ 234.50
TOTAL:	$3,584.50

Tenant agrees to provide 12 post-dated cheques at the beginning of each year of the Lease Term.

Lease Type: Completely carefree net lease for the landlord. Tenant will pay the proportionate share of all charges of any kind related to the leased premises. Additional Rent will be estimated and charged monthly in advance, and reconciled following each year-end.

GST: Rental payments are subject to GST.

Documentation: This agreement once executed shall serve as a formal renewal of the lease and shall be binding on both parties. The Landlord and Tenant hereby agree that they will perform and observe the several covenants, provisos and conditions in the Lease Agreement (dated December 4, 2001, between the Tenant and YONGE/MERTON DEVELOPMENTS LTD., the Landlord) and as herein amended as fully as if such covenants, provisos and conditions had been repeated in full with such modifications only as necessary to make them applicable to this Lease Renewal.

Acceptance: This Lease Renewal Offer is open for acceptance until 5:00 p.m. on November 20, 2002, at which time it shall expire if not accepted by the Tenant and delivered to the Landlord.

Facsimile: It is agreed by both Landlord and Tenant that should either party utilize "Facsimile" transmitted signed documents by telefax, the Landlord and Tenant hereby agree to accept and to rely upon such documents as if they bore the original signatures. Landlord's Facsimile No 416 484 9998

I would ask that you confirm your agreement with the above by signing below.
Please forward an original signed copy by mail to

YONGE/MERTON DEVELOPMENTS LTD.
C/O 40 WYNFORD DRIVE, SUITE 316
TORONTO, ONT. M3C 1J5

Yours truly,
YONGE/MERTON DEVELOPMENTS LTD.
By its Authorized Agent
REALMANAGEMENT.CA

Per: Angela Schuller
Angela Schuller

I hereby accept the terms and conditions of this Lease Renewal.

GREENLIGHT FILM AND TELEVISION INC.

Per: [signature]
Name: Barbara Sears

Dec 18/02
Date

Title: Controller
Authorized Signing Officer

[signature]
Landlord
YONGE/MERTON DEVELOPMENTS LTD.